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                                   EXHIBIT 99.3


                              EXCHANGE AGENCY AGREEMENT

     This Agreement is entered into as of____________________, 1999 between IBJ Whitehall Bank & Trust Company, a banking corporation organized under the laws of the State of New York, as Exchange Agent (the "Agent") and Compass Aerospace Corporation, a corporation organized under the laws of the State of Delaware (the "Company").

     The Company proposes to exchange $110.0 million aggregate principal amount of the Company's 101/8% Series B Senior Subordinated Notes due 2005, (the "New Notes" or "Exchange Notes") in exchange (the "Exchange Offer") for an equal aggregate principal amount of the Company's outstanding 10 1/8% Senior Subordinated Notes due 2005, (the "Old Notes") pursuant to the prospectus (the "Prospectus") dated as of____________________________ 1999 and the accompanying Letter of Transmittal. New Notes will be issued in integral multiples of $1,000 to each tendering holder of the Old Notes. The Exchange Offer will terminate at 5:00 p.m. New York City Time on_____________________________, unless extended by the Company in its sole discretion (the "Expiration Date"). The New Notes are to be issued by the Company pursuant to the terms of an Indenture dated as of April 21, 1998 (the "Indenture") between the Company, and IBJ Whitehall Bank & Trust Company (formerly known as IBJ Schroder Bank & Trust Company), as trustee (the "Trustee").

     Subject to the provisions hereof, the Company hereby appoints and the Agent hereby accepts the appointment as Agent for the purposes of receiving, accepting for delivery and otherwise acting upon tenders of the Old Notes (the "Certificate") in accordance with the form of Letter of Transmittal attached hereto (the "L/T") and with the terms and conditions set forth herein and under the caption "The Exchange Offer" in the Prospectus.

     The Agent has received the following documents in connection with its appointment:

     (1)  L/T

     (2)  a form of Notice of Guaranteed Delivery

     (3)  the Prospectus

     The Agent is authorized and hereby agrees to act as follows:

     (a) to address, and deliver by hand or next day courier, a complete set of the Exchange Offer Documents to each person who, prior to the Expiration Date, becomes a registered holder of Old Notes promptly after such person becomes a registered holder of Old Notes;

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(b)  to receive all tenders of Old Notes made pursuant to the Exchange Offer and stamp the L/T with the day, month and approximate time of receipt;

(c) to examine each L/T and Old Notes received to determine that all requirements necessary to constitute a valid tender have been met. The Agent shall be entitled to rely on the electronic messages sent by the Depository Trust Company ("DTC") regarding ATOP (Automated Tender Offer Program) delivery of the Notes to the Agent's account at DTC from the DTC participants listed on the DTC position listing provided to the Agent;

(d) to take such actions necessary and appropriate to correct any irregularity or deficiency associated with any tender not in proper order;

(e) to follow oral or written instructions given by the Chairman of the Board, President, Chief Financial Officer or the Secretary of the Company, with respect to the waiver of any irregularities or deficiencies associated with any tender;

(f) to hold all valid tenders subject to further instructions from the Chairman of the Board, President, Chief Financial officer or the Secretary of the Company;

(g) to render a written report, in the form of Exhibit A attached hereto, on each business day during the Exchange Offer and promptly confirm, by telephone, the information contained therein to N. Paul Brost, Chief Financial Officer of the Company at 310-552-0607.

(h) to follow and act upon any written amendments, modifications or supplements to these instructions, any of which may be given to the Agent by the President, Chairman of the Board, Chief Financial Officer or the Secretary of the Company or such other person or persons as they shall designate in writing;

(i) to return to the presentors, in accordance with the provisions of the L/T, any Old Notes that were not received in proper order and as to which the irregularities or deficiencies were not cured or waived;

(j) in the event the Exchange Offer is consummated, to deliver authenticated Exchange Notes to tendering Noteholders, in accordance with the instructions of such Noteholder's specified in the respective L/T's, as soon as practicable after receipt thereof;

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(k)  to determine that all endorsements, guarantees, signatures, authorities, stock transfer taxes (if any) and such other requirements are fulfilled in connection with any request for issuance of the Exchange Notes in a name other than that of the registered owner of the Old Notes;

(l) to deliver to, or upon the order of, the Company all Old Notes received under the Exchange Offer, together with any related assignment forms and other documents; and

(m) subject to the other terms and conditions set forth in this Agreement to take all other actions reasonable and necessary in the good faith judgment of the Agent, to effect the foregoing matters.

The Agent shall:

(a) have no duties or obligations other than those specifically set forth herein;

(b) not be required to refer to any documents for the performance of its obligations hereunder other than this Agreement, the L/T and the documents required to be submitted with the L/T; other than such documents, the Agent will not be responsible or liable for any terms, directions or information in the Prospectus or any other document or agreement unless the Agent specifically agrees thereto in writing;

(c) not be required to act on the directions of any person, including the persons named above, unless the Company provides a corporate resolution to the Agent or other evidence satisfactory to the Agent of the authority of such person;

(d) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of (i) the Exchange Offer, (ii) any Certificates, L/T's or documents prepared by the Company in connection with the Exchange Offer or (iii) any signatures or endorsements, other than its own;

(e) not be obligated to take any legal action hereunder that might, in its judgement, involve any expense or liability, unless it has been furnished with reasonable indemnity by the Company;

(f) be able to rely on and shall be protected in acting on the written or oral instructions with respect to any matter relating to its actions as Agent specifically covered by this Agreement, of any officer of the Company authorized to give instructions under paragraph (g) or (h) above;

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(g)  be able to rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or any other document or security delivered to it and believed by it reasonably and in good faith to be genuine and to have been signed by the proper party or parties;

(h) not be responsible for or liable in any respect on account of the identity, authority or rights of any person executing or delivering or purporting to execute or deliver any document or property under this Agreement and shall have no responsibility with respect to the use or application of any property delivered by it pursuant to the provisions hereof;

(i) be able to consult with counsel satisfactory to it (including counsel for the Company or staff counsel of the Agent) and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with advice or opinion of such counsel;

(j) not be called on at any time to advise, and shall not advise, any person delivering an L/T pursuant to the Exchange Offer as to the value of the consideration to be received;

(k) not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence, willful misconduct or bad faith;

(l) not be bound by any notice or demand, or any waiver or modification of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Agent signed by the proper authority or authorities and, if the Agent's duties or rights are affected, unless the Agent shall give its prior written consent thereto;

(m) have no duty to enforce any obligation of any person to make delivery, or to direct or cause any delivery to be made, or to enforce any obligation of any person to perform any other act; and

(n) have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event by reason of which an action would or might be taken by the Agent does not exist or has not occurred without incurring liability for any action taken or omitted, or any action suffered by the Agent to be taken or omitted, in good faith or in the exercise of the Agent's best judgement, in reliance upon such assumption.

The Agent shall be entitled to compensation as set forth in Exhibit B attached hereto.

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        The Company covenants and agrees to reimburse the Agent for, indemnify it against, and hold it harmless from any and all reasonable costs and expenses (including reasonable fees and expenses of counsel and allocated cost of staff counsel) that may be paid or incurred or suffered by it or to which it may become subject without gross negligence, willful misconduct or bad faith on its part by reason of or as a result of its compliance with the instructions set forth herein or with any additional or supplemental written or oral instructions delivered to it pursuant hereto, or which may arise out of or in connection with the administration and performance of its duties under this Agreement. The Company agrees to promptly notify the Agent of any extension of the Expiration Date.

        This Agreement shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. The parties agree to submit and to the exclusive jurisdiction of the federal or state courts located in the State of New York, New York County.

        Unless otherwise expressly provided herein, all notices, requests, demands and other communications hereunder shall be in writing, shall be delivered by hand, facsimile or by First Class Mail, postage prepaid, shall be deemed given when received and shall be addressed to the Agent and the Company at the respective addresses listed below or to such other addresses as they shall designate from time to time in writing, forwarded in like manner.

        If to the Agent, to:          IBJ Whitehall Bank & Trust Company
                                      One State Street
                                      New York, New York 10004
                                      Attention: Reorganization Operations Dept.
                                      Telephone:  (212) 858-2103
                                      Facsimile:  (212) 858-2611

        with copies to:               IBJ Whitehall Bank & Trust Company
                                      One State Street
                                      New York, New York 10004
                                      Attn: Corporate Finance Trust Services
                                      Telephone:  (212) 858-2657
                                      Facsimile:  (212) 858-2952

        If to the Company, to:        Compass Aerospace Corporation
                                      1501 Hughes Way, Suite 400
                                      Long Beach, California 90810
                                      Attn:  N. Paul Brost
                                      Telephone:  (310) 522-0600
                                      Facsimile:  (310) 522-0601

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        with copies to:               Morgan, Lewis & Bockius LLP
                                      300 South Grand Avenue, 22nd Floor
                                      Los Angeles, California  90071
                                      Attn:  Peter P. Wallace, Esq.
                                      Telephone:  (213) 612-2532
                                      Facsimile:  (213) 612-2554

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, all as of the day and year first above written.

                                 IBJ WHITEHALL BANK & TRUST COMPANY




                                 By:
                                    -------------------------------------





                                 COMPASS AEROSPACE CORPORATION



                                 By:
                                    -------------------------------------

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                                      EXHIBIT A
                                    SAMPLE REPORT



                                   Date:_____________________________
                                   Report Number:____________________
                                   As of Date:_______________________


Ladies & Gentlemen:

As Exchange Agent for the Exchange Offer dated_______, 1999, we hereby render the following report:

Principal Amount previously received:                         ________________

Principal Amount received today:                              ________________

Principal Amount received against Guaranteed Deliveries:      ________________

Principal Amount withdrawn today:                             ________________

TOTAL PRINCIPAL AMOUNT RECEIVED TO DATE:                      ________________
                                                              ________________

RECAP OF PRINCIPAL AMOUNT REPRESENTED BY GUARANTEES

Guarantees previously outstanding:                            ________________

Guarantees received today:                                    ________________

Guarantees settled today:                                     ________________

Guarantees withdrawn today:                                   ________________

Guarantees outstanding:                                       ________________

TOTAL PRINCIPAL AMOUNT AND GUARANTEES OUTSTANDING:            ________________
                                                              ________________


                                                Very truly yours,





                                                Reorganization Operations Dept.


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                                     EXHIBIT B
                                    COMPENSATION


               THE AGENT FOR SERVING AS THE EXCHANGE AGENT
               PURSUANT TO THIS AGREEMENT, SHALL RECEIVE A FEE OF $2,500, PAYABLE UPON COMMENCEMENT OF THE EXCHANGE OFFER, AND THE AGENT'S OUT-OF-POCKET EXPENSES INCURRED IN CONNECTION WITH COMPLETING ITS DUTIES PURSUANT TO THIS AGREEMENT.